Exhibit 10.24

TREMOR MEDIA, INC.

122 West 26th Street, 8th Floor

New York, New York 10001

September 6, 2006

Randy Kilgore

[address]

Re:       Employment Offer

Dear Randy:

On behalf of Tremor Media, Inc. (the “Company”), I am pleased to follow-up on our conversations with this employment offer:

1.         Position.  You will serve as a Chief Revenue Officer of the Company.

2.                                    Base Compensation.  You will be paid a base annual salary of $275,000 payable in bi-weekly installments in accordance with the Company’s standard payroll practices.

3.                                    Bonus Objectives.  You will be entitled to two $75,000 bonuses payable upon achievement of each of the following objectives (the “Objectives”):

(a)                              Advertising Sales Department.  Build-out the Company’s advertising sales department including, but not limited to, hiring a team of national advertising sales executives and supporting personnel, creation/implementation of effective incentive and compensation plans, creation of marketing collateral and such other and related activities associated with establishing a Company advertising sales infrastructure.

(b)                             Publisher/Business Development Department.  Build-out the Company’s business development department including, but not limited to, hiring a team of business development executives and supporting personnel, creation/implementation of effective incentive and compensation plans, creation of marketing collateral and such other and related activities associated with establishing a Company business development infrastructure.

4.                                    Commission Compensation.  You will be entitled to a $75,000 commission, payable in 4 quarterly installments of $18,750, conditioned upon the Company’s

Randy Kilgore

Employment Offer

operating revenue goals for each of the following three-month achievement of the periods (each a “Period”):

Period	Revenue Goal

October 1, 2006 — December 31, 2006	$1,200,000

January 1, 2006 — March 31, 2007	$2,000,000

April 1, 2007 — June 30, 2007	$2,400,000

July 1, 2007 — September 30, 2007	$4,400,000

Total:	$10,000,000

(a)                              Commission Calculations, for Periods 1, 2 and 3.  The Company shall pay you a commission, calculated as described below, promptly after closing its accounts for each of Periods 1, 2 or 3.  If Company operating revenues during Period 1, 2 or 3 exactly equal the Revenue Goal for the Period, the Company shall pay you a commission of $18,750.  If Company operating revenues are between 100% to 125% of the Revenue Goal in Period 1, 2 or 3, the commission for that Period shall be increased by the same percent by which Company operating revenues exceeded the Revenue Goal.  For example:  if Company operating revenues in the 2nd Period equal $2,200,000 (ie, exceeding the Revenue Goal by 10%), the commission for that Period shall equal 110% of $18,750, or $20,625.  If Company operating revenues exceed the Revenue Goal in Period 1, 2 or 3 by 25% or more, the commission for that Period shall be increased by a factor equal to the percentage by which Company operating revenues exceeded the Revenue Goal, multiplied by 2.  For example:  if Company operating revenues in the 3rd Period equal $3,600,000 (ie, exceed the Revenue Goal by 50%), the commission for that Period shall equal $18,875, plus 50% times 2 times $18,750, or $37,500.  If Company operating revenues fall short of the Revenue Goal in Period 1, 2 or 3, the commission for that Period shall be decreased by the same percent by which Company operating revenues fell short of the Revenue Goal.  For example:  if Company operating revenues in the 2nd Period equal $1,800,000 (ie, fall short of the Revenue Goal by 10%), the commission for that Period shall equal 90% of $18,750, or $16,875.

(b)                             Commission Calculations for Bonus Year.  The Company shall pay you a commission, calculated as described below, promptly after closing its accounts for the 4 Periods taken together (the “Bonus Year”).  If Company operating revenues for the Bonus Year exactly equal $10,000,000, the Company shall pay you a commission of $75,000, less any commissions

Randy Kilgore

Employment Offer

previously paid pursuant to paragraph (a), above.  If Company operating revenues are between 100% to 125% of the $10,000,000 Revenue Goal, the commission for the Bonus Year shall be increased by the same percent by which Company operating revenues exceeded the Revenue Goal.  For example:  if Company operating revenues for the Bonus Year equal $12,000,000 (ie, exceeding the Revenue Goal by 20%), the commission shall equal 120% of $75,000, or $90,000, less any commissions previously paid pursuant to paragraph (a), above.  If Company operating revenues exceed the $10,000,000 Revenue Goal by 25% or more, the commission for the Bonus Year shall be increased by a factor equal to the percentage by which Company operating revenues exceeded $10,000,000, multiplied by 2.  For example:  if Company operating revenues in the Bonus Year equal $16,000,000 (ie, exceed the Revenue Goal by 60%), the commission shall equal $75,000, plus 60% times 2 times $75,000, or $165,000, less any commissions previously paid pursuant to paragraph (a), above.  If Company operating revenues fall short of the $10,000,000 Revenue Goal, the commission for the Bonus Year shall be decreased by a factor equal to the percentage by which Company operating revenues fell short of $10,000,000.  For example:  if Company operating revenues for the Bonus Year equal $9,000,000, and the total of all commissions paid for the 1st, 2nd and 3rd Periods equal $60, 000, the commission payable shall be equal to 90% of $75, 000, minus $60, 000, or $7,500.

5.                                    Options.  The Company shall grant you a stock option for that number of common shares equal to 2.25% of the fully-diluted shares outstanding (including option pool) as of the date of initial employment (the “Employment Date”), which option shares (the “Option Shares”) shall vest:  (a) 25% on the 1st anniversary of the Employment Date, and (b) 2.083% on each one-month anniversary of the Employment Date, commencing with the 13th month anniversary of the Employment Date, until fully vested.  On such date as there has been:  (a) a change of control of the Company, and (b) your employment has been terminated by the Company without cause (a “Change of Control Termination”), you shall automatically vest, on the date of such Change of Control Termination, in 50% of any portion of your Options Shares remaining unvested as of that date; except that, if a Change of Control Termination occurs prior to the 1st anniversary of your Employment Date, your Options Shares shall be deemed to have vested:  (a) 1.5% as of each one month anniversary of your Employment Date that occurred prior to the Change of Control Termination, plus (b) 50% of any portion of your Options Shares remaining unvested as of that date.  The foregoing option shall be granted in accordance with, and pursuant to, the Company’s 2006 Stock Incentive Plan.

6.                                    Benefits.  You will be eligible to participate in the Company’s standard benefits package for its full-time employees.  The Company currently offers health

Randy Kilgore

Employment Offer

insurance coverage (currently through Oxford health Plans) that requires a 25% contribution from the employee.  You will be entitled to 15 business days vacation per year and to such personal days and sick leave as is Company policy.  Please be advised that all such benefits are subject to the specific terms of the applicable benefit plans and Company policies.  In addition, the Company reserves the right to change or discontinue at any time, any of its current benefits, plans, providers or policies, including those described above.

7.                                    Period of Employment.  Your employment with the Company will commence on or around September 18th, 2006 and will continue until such time as either you or the Company terminate your employment at any time, with or without cause.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

8.                                    No Conflicts.  By signing this letter agreement, you represent that:  (a) you are under no contractual commitments inconsistent with the obligations to the Company contemplated by this offer letter; (b) you have not taken or kept any documents or other property that you received in the course of your previous employment; and (c) you will not use or disclose in the course of your work for the Company any confidential or proprietary information belonging to any former employer.

9.                                    Outside Activities; Key Employee Agreement.  Your position with the Company is a full-time position, and it is contemplated that you spend all of your business time and effort on behalf of the Company.  It is a condition of the position that you fully review and agree to the terms of the Company’s Key Employee Non-Competition, Confidentiality and Invention Assignment Agreement.

10.                            Withholding Taxes.  All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

11.                            Entire Agreement.  With the exception of the Objectives, which will be subject to further clarification during the period of your employment, this letter contains all the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

12.                            Legal Requirements; Amendments; Governing Law.  As required by law, your employment with the Company is contingent upon your providing proof of your identity and authorization to work in the United States.  This offer letter may not be amended or modified except by an express written agreement signed by you

Randy Kilgore

Employment Offer

and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes will be governed by New York law.

I hope that you find the foregoing terms acceptable.  You may indicate your agreement with these terms and accept this offer by signing and dating this letter and returning it to me within the next several days.

If you have any questions, please call me at (646) 723-5309.

Very truly yours,

Tremor Media, Inc.

/s/ Jason Glickman
Jason Glickman, President

I have read and accept this offer letter:

/s/ Randy Kilgore
Randy Kilgore

Dated: 9/12/06